Tektronix Consolidated Ratio of Earnings to Fixed Charges


(in thousands)
---------------------------------------------------------------------------------------------------------------
                                               1994        1995        1996        1997        1998        1999
                                            -------     -------     -------     -------     -------     -------
Earnings before tax                          86,093     109,877     142,266     168,802     122,814     (75,237)

Add:
Fixed charges                                21,655      23,319      26,299      24,202      22,521      28,079
                                            -------     -------     -------     -------     -------     -------

Earnings, for ratio computation purpose:    107,748     133,196     168,565     193,004     145,335     (47,159)
                                            =======     =======     =======     =======     =======     =======


Interest Expense                             14,372      13,610      17,540      14,737      12,562      17,428

Amortization of Debt                            363         384         326         341         349         290

Rent Expense                                  6,920       9,325       8,433       9,124       9,610      10,361
                                            -------     -------     -------     -------     -------     -------

                   Total Fixed Charges:      21,655      23,319      26,299      24,202      22,521      28,079
                                            =======     =======     =======     =======     =======     =======


Ratio of Earnings to Fixed Charges:            4.98        5.71        6.41        7.97        6.45       -1.68
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